Exhibit 10.22

DELUXE CORPORATION	PERFORMANCE AWARD AGREEMENT
AWARDED TO	AWARD DATE	NUMER OF PERFORMANCE AWARD SHARES	SOCIAL SECURITY NUMBER

1.

The Award.   Deluxe Corporation, a Minnesota corporation (“Deluxe”) hereby grants to you as of the above Award Date the right to receive the above number of Performance Award Shares (the “Performance Shares”) on the terms and conditions contained in this Performance Award Agreement (this “Agreement”) and in the Deluxe Corporation 2000 Stock Incentive Plan, as amended (the “Plan”).

2.

Performance Period.    The performance period for purposes of determining whether the Performance Shares will be paid shall be the three-year period commencing on January 1 of the year in which this Award was granted (the “Performance Period”).

3.	Performance Goals. The performance goals for purposes of determining whether the Performance Shares will be paid are set forth in the attached Performance Goals Schedule.

4.

Payment.   The Performance Shares shall be paid if and to the extent that the Threshold, Target or Maximum performance level of the performance goals is achieved, as set forth in the attached Performance Goals Schedule and as determined by the Compensation Committee of Deluxe’s Board of Directors (the “Committee”) in its sole discretion after the end of the Performance Period.

5.

Form and Timing of Payment.   Any Performance Shares payable pursuant to this Agreement shall be paid in shares of common stock, par value $1.00 per share, of Deluxe (the “Shares”), with one Share issued for each Performance Share earned. Payment of the Performance Shares shall be made as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether and to what extent the performance goals have been achieved.

6.

Dividend Equivalents.   You shall be entitled to receive a cash payment after the end of the Performance Period equal to the amount of cash dividends that would have been paid during the Performance Period on the number of Shares earned and paid pursuant to Section 5 of this Agreement, less any applicable tax withholding amounts.

7.

Restrictions on Transfer.   The Performance Shares, and the right to receive the Shares and any dividend equivalent payments, may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

8.

Forfeiture.   In the event your employment is terminated during the Performance Period, the Performance Shares and your rights to the Shares shall be immediately and irrevocably forfeited, unless your termination occurs on or after the one-year anniversary of commencement of the Performance Period and is by reason of (a) involuntary termination without Cause, (b) death, (c) Disability, or (d) Qualified Retirement (as those capitalized terms are defined in the Addendum to this Agreement).

In the event your employment is terminated on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period by reason of involuntary termination without Cause, death, Disability or Qualified Retirement, you or your estate shall be entitled to receive a pro-rata payout of the Performance Shares after the end of the Performance Period to the extent that the Threshold, Target or Maximum performance level of the performance goals is achieved, as set forth in the attached Performance Goals Schedule and as determined by the Committee in its sole discretion. In the event of a Change in Control (as defined in the Addendum to this Agreement) prior to the end of the Performance Period, you shall be entitled to receive a pro-rata payment of the Performance Shares for the portion of the Performance Period up until the date of the Change in Control, based on an assumption that the performance goals have been achieved at Target level, as set forth in the attached Performance Goals Schedule, and such payment shall be made promptly following the Change in Control.

9.

No Rights as Shareholder.   You shall not have any rights of a shareholder of Deluxe common stock unless and until the Shares are actually issued to you after the end of the Performance Period as provided in this Agreement.

10.

Income Taxes.   You are liable for any federal and state income or other taxes applicable upon the receipt of the Shares or subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon issuance of the Shares by Deluxe, you shall promptly pay to Deluxe in cash, or in previously acquired shares of Deluxe common stock having a fair market value equal to the amount of, all applicable taxes required by Deluxe to be withheld or collected upon such issuance of the Shares. In the alternative, prior to the end of the Performance Period, you may direct Deluxe to withhold from the Shares the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon issuance of the Shares.

11.

Terms and Conditions.   This Agreement does not guarantee your continued employment or alter the right of Deluxe or its affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

DELUXE CORPORATION By ___________________________________

ADDENDUM TO
PERFORMANCE AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Qualified Retirement” shall mean any termination of employment that the Compensation Committee of Deluxe’s Board of Directors approves as a qualified retirement.

“Disability” shall mean your permanent disability as defined by the provisions of the long term disability plan of Deluxe or any Affiliate by which you are employed at the time of such disability. In the event that any such Affiliate does not have a long term disability plan in effect at such time, you shall be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Deluxe’s long term disability plan had you then been an employee of Deluxe.

“Cause” shall mean:

(i)	You have breached your obligations of confidentiality to Deluxe or any of its Affiliates;

(ii)	You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof;

(iii)	You commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates;

(iv)	You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)	You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses;

(vi)

You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates;

(vii)	Your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or

(viii)	You are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(II)

individuals who at the Grant Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

ADDENDUM TO
PERFORMANCE AWARD AGREEMENT

(III)

there is consummated a merger or consolidation of Deluxe or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Deluxe outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any Affiliate, at least 65% of the combined voting power of the voting securities of Deluxe or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Deluxe (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Deluxe representing 20% or more of the combined voting power of Deluxe’s then outstanding securities; or

(IV)

the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated an agreement for the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of Deluxe in substantially the same proportions as their ownership of Deluxe immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Person” shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.